                                                                 Exhibit 10.5.10

                         AMERICAN ITALIAN PASTA COMPANY
                    2006, 2007 AND 2008 CASH INCENTIVE PLANS

2006

     On February 3, 2006, the  Compensation  Committee of American Italian Pasta
Company (the  "Company")  approved a senior bonus plan, the terms and conditions of which are as follows:

     1. A 2.5% base salary increase for Mr. Don Trott,  Executive Vice President
- Sales and  Marketing,  Mr. Walt George,  Executive Vice President - Operations
and Supply Chain,  and Mr. George  Shadid,  Executive  Vice  President and Chief
Financial  Officer  bringing  their base  salaries  to  $317,750,  $238,825  and
$289,563, respectively.

     2. An annual incentive cash bonus plan for fiscal 2006 which provides for a potential cash bonus of up to 50% of their base salary for Mr. Trott, Mr. George and Mr.  Shadid.  The bonuses  will be based 70% on the  achievement  of certain
Company  EBITDA and cash flow targets in fiscal 2006 and 30% on achieving  those targets and on individual performance indicators.  The bonuses are payable after completion  of the  fiscal  2006  audit  and a  determination  by the  Board  of
Directors that the targets have been achieved and only if the executive  remains employed by the Company through the date of that determination.

     3. An  additional  cash bonus of  $150,000  for Mr.  Shadid,  with  $75,000 payable on the first  business  day of fiscal 2007 and $75,000  payable when the
Company has filed all required  quarterly and annual reports with the Securities and Exchange  Commission,  if Mr. Shadid remains employed by the Company on such dates.

2007

     On January 9, 2007, the  Compensation  Committee of the Company  approved a cash incentive  plan for all salaried  employees of the Company for fiscal 2007.
The cash incentive plan provides for certain  incentive amounts to be paid based on a percentage of the  employee's  base salary and the  achievement  of certain threshold,  target and maximum  EBITDA and cash flow  benchmarks.  For executive officers of the Company in fiscal 2007,  the cash  incentive  plan  provides for payments  to Walt  George,  Robert  Schuller  and Paul  Geist in the  amounts of
$97,510,  82,508  and  $52,505,  respectively,  at  threshold,  with  additional payments of $36,065, $30,517, and $19,420, respectively, at target, and $40,073,
$33,908, $21,578,  respectively,  at maximum. Each of these amounts may increase or  decrease  by an  immaterial  amount  depending  on  the  executive's  annual
performance   when  compared  to  the   performance  of  other   incentive  plan
participants.

2008

     On December 7, 2007, the  Compensation  Committee of the Company approved a cash incentive  plan for all salaried  employees of the Company for fiscal 2008.
The cash incentive plan provides for certain  incentive amounts to be paid based on a percentage of the  employee's

base salary and the achievement of certain threshold, target and maximum EBITDA, net debt  reduction  and cash flow  benchmarks.  For  executive  officers of the
Company in fiscal 2008,  the cash  incentive  plan provides for payments to Walt
George,  Robert Schuller and Paul Geist in the amounts of $104,206,  $84,777 and
$64,168,  respectively,  at  threshold,  with  additional  payments  of $38,542,
$31,356 and $23,734,  respectively at target, and $42,825,  $34,840 and $26,371, respectively,  at maximum.  Each of these amounts may increase or decrease by an immaterial amount depending on the executive's  annual performance when compared to the performance of other incentive plan participants.